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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

The Ballantyne Board of Directors
Ballantyne of Omaha, Inc.:

        We consent to incorporation by reference in the Registration Statement No. 333-03849 on Form S-8 and No. 333-22357 on Form S-3 of Ballantyne of Omaha, Inc. of our report dated February 16, 2002, except as to note 13, which is March 26, 2002, with respect to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows, for each of the years in the three-year period ended December 31, 2001, and all related financial statement schedules which report appears in the December 31, 2001 Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

KPMG LLP

Omaha, Nebraska
March 26, 2002

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  Exhibit 23
INDEPENDENT AUDITORS' CONSENT